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EXHIBIT 5(c)

 OPINION OF TORYS LLP REGARDING VALIDITY UNDER CANADIAN LAW OF THE SUBORDINATED
                                    GUARANTEE

                                    TORYS LLP

                                   Suite 3000
                              79 Wellington St. W.
                               Box 270, TD Centre
                                Toronto, Ontario
                                 M5K 1N2 Canada

                                                                tel 416.865.0040
                                                                fax 416.865.7380
                                                                www.torys.com

November 25, 2008

Manulife Financial Corporation
200 Bloor Street East
Toronto, Ontario
Canada M4W 1E5

Dear Sirs/Mesdames:

     RE: GUARANTEE OF JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY MVAIS

We act in Canada for Manulife Financial Corporation, a Canadian corporation ("MFC") and indirect parent of John Hancock Variable Life Insurance Company, a Massachusetts corporation (the "Company"). This opinion is being delivered to you in connection with the joint Registration Statement on Form F-3 (the "Registration Statement") filed by MFC and the Company with the Securities and Exchange Commission (the "Commission") on November 25, 2008. The Registration Statement relates to (a) the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of up to an aggregate of $50,000,000 of the Company's market value adjustment interests (the "MVAIs") under deferred annuity contracts (the "Contracts"), and (b) the full and unconditional subordinated guarantee by MFC of the Company's payment obligations with respect to the portion of the Contracts selected by the holders to earn a guaranteed fixed return for a specified period. The MVAIs are to be (i) issued under forms of the Contracts between the Company and its customers; and (ii) guaranteed by MFC pursuant to the terms of a Subordinated Guarantee dated June 29, 2005 by MFC (the "Subordinated Guarantee"). A form of the Contracts and the Subordinated Guarantee are being filed as exhibits to the Registration Statement.

As such counsel, we have participated in the preparation of (i) the portions of the Registration Statement relating to MFC and the Subordinated Guarantee, and
(ii) the Subordinated Guarantee, and, where applicable, have examined executed copies of such documents.

We have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed, including, (i) MFC's letters patent, as currently in effect, (ii) MFC's by-laws, as currently in effect, (iii) resolutions adopted by the Board of Directors of MFC relating to the filing of the Registration Statement, authorization of the Subordinated Guarantee and related matters, (iv) a certificate of an officer of MFC as to certain factual matters (the "MFC Officer's Certificate"), and (v) a certificate of confirmation dated November 18, 2008 (the "Certificate of Confirmation") in respect of MFC pursuant to the Insurance Companies Act (Canada) (the "ICA").

For the purposes of this opinion, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies. We have also assumed that the Certificate of Confirmation continues to be accurate as of the date hereof. We have relied

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 OPINION OF TORYS LLP REGARDING VALIDITY UNDER CANADIAN LAW OF THE SUBORDINATED
                                    GUARANTEE

upon the certificates referred to above with respect to the accuracy of the factual matters contained therein; while we have not performed any independent check or verification of such factual matters, nothing has come to our attention during our participation with respect to the Registration Statement which leads us to believe such certificates are incorrect. We have also assumed that the Subordinated Guarantee is enforceable by holders, owners, annuitants and beneficiaries under the Contracts despite the fact that such persons are not party to the Subordinated Guarantee.

The Subordinated Guarantee is expressed to be governed by the laws of the Commonwealth of Massachusetts ("Massachusetts Law"). We have not considered the legal effect of the terms of the Subordinated Guarantee under Massachusetts Law, we have made no investigation into such law as a basis for the opinions expressed herein and we do not express any opinion relating to the Subordinated Guarantee under Massachusetts Law. This opinion is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein, including the rules and regulations thereunder, as in effect on the date hereof. Insofar as the opinions expressed herein relate to matters governed by the laws of the United States of America or the Commonwealth of Massachusetts, we have relied upon the opinion of Arnold R. Bergman Vice President and Chief Counsel for the Company, dated November 25, 2008, filed as Exhibit 5(b) to the Registration Statement.

In giving the opinion in paragraph 1 as to the corporate existence of MFC, we have relied exclusively on the Certificate of Confirmation and MFC Officer's Certificate.

The opinions set forth in paragraphs 4 and 5 below are subject to the following exceptions, limitations and qualifications, as applicable: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws of general application affecting the enforcement of the rights and remedies of creditors generally; (ii) the availability of equitable remedies is in the discretion of a court of competent jurisdiction; (iii) the unenforceability under certain circumstances, under applicable law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws; (v) we express no opinion as to the enforceability in any particular circumstance, of any provisions of the Subordinated Guarantee which provide for the severability of illegal or unenforceable provisions; (vi) we express no opinion as to the enforceability of, nor as to the manner in which an Ontario court would interpret and apply, any provision of the Subordinated Guarantee which refers to, incorporates by reference, or requires compliance with, any law, statute, rule or regulation of Massachusetts Law or of the United States of America; and
(vii) under the Currency Act (Canada), an Ontario Court may only award judgment in Canadian dollars. Such judgment may be based on a rate of exchange determined in accordance with section 121 of the Courts of Justice Act (Ontario), which rate of exchange may be the rate in existence on a day other than the day of payment of such judgment.

Where an opinion is expressed to be to our knowledge, it is based solely on our current actual knowledge acquired after a review of our active files relating to MFC and consideration by those partners and associates of our firm who have been directly involved in this transaction or who are involved in other active files for MFC, but without further independent investigation or inquiry.

Based on and subject to the foregoing, we are of the opinion that:

     1.   MFC has been incorporated and is existing under the ICA.

     2. MFC has the corporate power and capacity to enter into and perform its obligations under the Subordinated Guarantee.

     3.   The Subordinated Guarantee has been duly authorized by MFC.

     4. If an action or proceeding were brought in a court of competent jurisdiction in the Province of Ontario (an "Ontario Court") to enforce the Subordinated Guarantee and the Ontario Court were to apply the laws of Ontario to govern and interpret the Subordinated Guarantee (either because the Ontario Court finds that Ontario law is the proper law of the Subordinated Guarantee contrary to its express provisions which stipulate that it will be governed and interpreted by Massachusetts Law or because Massachusetts Law is not proven to the Ontario Court in such action),

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 OPINION OF TORYS LLP REGARDING VALIDITY UNDER CANADIAN LAW OF THE SUBORDINATED
                                    GUARANTEE

          when each of the Contracts has been issued and sold in accordance with the terms of the Contracts and the Subordinated Guarantee, MFC's obligations under the Subordinated Guarantee with respect to such Contracts would constitute legal, valid and binding obligations of MFC, enforceable against MFC in accordance with the terms of the Subordinated Guarantee.

     5. The laws of the Province of Ontario and the federal laws of Canada applicable therein permit an action to be brought in an Ontario Court on a final and conclusive judgment in personam for a fixed sum of money of a State or Federal Court in the City of Boston, Commonwealth of Massachusetts (a "Massachusetts Court") that is subsisting and unsatisfied respecting the enforcement of the Subordinated Guarantee and that is not impeachable as void or voidable under Massachusetts Law if: (a) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy as such term is applied by an Ontario Court, or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments, laws and directives having effect on competition in Canada; (b) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue or penal laws; (c) the action to enforce such judgment is commenced within the applicable limitation period; and (d) a court rendering such judgment had jurisdiction over MFC as recognized by the courts of the Province of Ontario (in our opinion, submission under the provisions of the Subordinated Guarantee to the non-exclusive jurisdiction of a Massachusetts Court will be sufficient for this purpose). Based on the facts of which we have knowledge, in our opinion, there are no reasons under the laws of the Province of Ontario or the federal laws of Canada applicable therein for avoiding recognition of judgments of a Massachusetts Court under the Subordinated Guarantee based on public policy, as that term is applied by an Ontario Court.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to this opinion under the captions "Legal Opinions" and "Enforcement of Judgments" and to the reference to our firm name under the caption "Enforcement of Judgments" in the prospectus filed as part of the Registration Statement for the registration of the MVAIs and the Subordinated Guarantee. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required by the Securities Act.

                                        Yours truly,


                                        /s/ TORYS LLP

                                        DAS//RJC//JR